EXHIBIT 10.3

FOURTH AMENDMENT TO LEASE

This FOURTH AMENDMENT TO LEASE ("Fourth Amendment") is made and entered into as of October 16, 2020, by and between HAYWARD POINT EDEN I LIMITED PARTNERSHIP, a Delaware limited partnership ("Landlord"), and ARCUS BIOSCIENCES, INC., a Delaware corporation ("Tenant").

r e c i t a l s :

A.

Landlord and Tenant entered into that certain Lease dated September 30, 2015 (the "Original Lease"), as supplemented by that certain Notice of Lease Term Dates dated April 8, 2016 and that certain Notice of First Amendment Lease Term Dates dated July 27, 2016 and that certain Notice of Second Amendment Lease Term Dates dated October 27, 2017 (collectively, the "Notices of Lease Term Dates"), whereby Landlord leased to Tenant and Tenant leased from Landlord those certain premises consisting of approximately 26,467 rentable square feet ("Original Premises") with a street address of 3928 Point Eden Way, Hayward, California (together with 3920 Point Eden Way, Hayward, California, "Building E").

B.

The Original Lease was amended by that certain First Amendment to Lease dated July 22, 2016 (the "First Amendment"), whereby Landlord and Tenant agreed to expand the Original Premises to include that certain space consisting of approximately 13,644 rentable square feet of space with a street address of 3920 Point Eden Way, Hayward, California (the "Expansion Premises").

C.

The Original Lease and First Amendment were amended by that certain Second Amendment to Lease dated October 12, 2017 (the "Second Amendment"), whereby Landlord and Tenant agreed to expand the Original Premises and the Expansion Premises to that certain space consisting of approximately 30,000 rentable square feet of space (the "Second Expansion Premises") with a street address of 26118 Research Road, Hayward, California ("Building J").

D.

The Original Lease, First Amendment and Second Amendment were amended by that certain Third Amendment to Lease dated June 26, 2020 (the "Third Amendment"), whereby Landlord and Tenant agreed to expand the Original Premises, the Expansion Premises and the Second Expansion Premises to include that certain space consisting of approximately 36,303 rentable square feet of space (the "Third Expansion Premises") with a street address of 3967 Trust Way, Hayward, California ("Building F").  The Original Premises, Expansion Premises, Second Expansion Premises and Third Expansion Premises are, collectively, the "Existing Premises."  The Original Lease, the Notices of Lease Term Dates, the First Amendment, the Second Amendment and Third Amendment are, collectively, the "Lease."

E.

Tenant desires to occupy and use, on a temporary basis, certain space containing 29,879 rentable square feet of space (the "Temporary Premises") in the building located at 4010 Point Eden Way, Hayward, California ("Building K"), and Landlord has agreed to allow such use of the Temporary Premises on the terms and conditions of this Fourth Amendment.  As of the date of this Fourth Amendment, Landlord and Tenant are also negotiating a potential build to suit lease for Tenant's future occupancy of the entirety of Building K (the "Build to Suit Lease").

a g r e e m e n t :

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NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.Capitalized Terms.  All capitalized terms when used herein shall have the same meaning as is given such terms in the Lease unless expressly superseded by the terms of this Fourth Amendment.

2.Lease of Temporary Premises. The Temporary Premises are set forth on Exhibit A attached hereto and Landlord and Tenant hereby acknowledge and agree that the rentable square footage of the Temporary Premises, as set forth herein, shall not be subject to re-measurement or modification. Landlord hereby agrees that Tenant shall have the right to access the Temporary Premises for move-in purposes following the full execution and delivery of this Fourth Amendment by Landlord and Tenant and delivery of certificates of insurance for the Temporary Premises in accordance with the terms of the Lease.  Thereafter, Tenant shall have the right to access and use the Temporary Premises commencing October 19, 2020 (the "Temporary Premises Commencement Date"), and continuing through October 31, 2021 (such period, the "Temporary Premises Term"). Landlord shall deliver the Temporary Premises to Tenant on the Temporary Premises Commencement Date (subject to Tenant's provision of insurance certificates and any other applicable requirements of the Lease) in its then-current "as-is" condition.  Notwithstanding the foregoing, Landlord will use reasonably diligent efforts to construct a wall to divide the Temporary Premises from space occupied by other tenants in the building as soon as reasonably practicable and Tenant agrees to reimburse Landlord for its reasonable and documented out-of-pocket costs incurred to construct such wall, up to a maximum of $25,000.00 within ten (10) days following a request therefor.  Following delivery of the Temporary Premises to Tenant by Landlord, Tenant shall have the right to occupy and perform its business in the Temporary Premises and all of the applicable terms and conditions of the Lease shall apply to such occupancy and use (including, without limitation, Tenant's indemnity and insurance obligations, pursuant to the terms and conditions of Article 10 of the Lease, with respect to the Temporary Premises), except that Tenant shall pay Base Rent and Tenant’s Share of Direct Expenses pursuant to Section 3 of this Fourth Amendment and Tenant shall have no right to renew or extend the term of Tenant's lease of the Temporary Premises, nor any right to expand the Temporary Premises.

3.Rent.

3.1.Base Rent.  Tenant shall pay Base Rent for the Temporary Premises commencing on the Temporary Premises Commencement Date and continuing through the Temporary Premises Term in accordance with the terms of the Lease, provided that the Base Rent payable for the Temporary Premises shall be equal to $89,637.00 per month (prorated for any partial months) (the "Temporary Premises Base Rent"), and provided that Tenant shall have no obligation to pay any Temporary Premises Base Rent for the Temporary Premises for three (3) months beginning on the Temporary Premises Commencement Date (i.e., October 19, 2020 through January 18, 2021) (the "Temporary Premises Base Rent Abatement Period"); provided, however, Tenant shall be required to pay Tenant's Share of Direct Expenses attributable to such period, as well as for all utilities and other services.  In the event Landlord and Tenant enter into the Build to Suit Lease prior to the expiration of the Temporary Premises Term, the Temporary Premises Base Rent paid by Tenant under this Fourth Amendment shall be applied as a credit

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towards base rent due and owing under the Lease at a time to be reasonably and mutually agreed upon by Landlord and Tenant.

3.2.Tenant’s Share of Direct Expenses.  Tenant shall pay Tenant’s Share of Direct Expenses for the Temporary Premises commencing on the Temporary Premises Commencement Date and continuing through the Temporary Premises Term in accordance with the terms of the Lease, provided that Tenant’s Share for the Temporary Premises shall be equal to 67.39% of Building K.

4.Surrender; Holdover.  In the event Landlord and Tenant do not enter into the Build to Suit Lease prior to the expiration of the Temporary Premises Term, then upon Tenant’s vacation and surrender of the Temporary Premises to Landlord, Tenant shall be required to remove any cabling from the Temporary Premises that was installed by Tenant at Tenant’s sole cost and expense, and Tenant shall surrender the Temporary Premises upon the expiration of the Temporary Premises Term in the condition received, reasonable wear and tear excepted, failing which Landlord shall, at Tenant's sole cost and expense, repair and restore the Premises to the condition existing prior to Landlord's delivery thereof to Tenant, reasonable wear and tear excepted; provided that for the avoidance of doubt, Tenant shall have no restoration obligations with respect to the wall to be constructed by Landlord, nor responsible for any cost or expenses incurred by Landlord to remove such wall following Tenant’s surrender of the Temporary Premises. In the event Landlord and Tenant enter into the Build to Suit Lease, Tenant shall remove its personal property from the Temporary Premises and comply with the surrender obligations of the Lease, but shall not have an obligation to remove cabling or improvements or restore the Temporary Premises to the condition received.  The terms of Article 16 of the Original Lease shall apply in the event Tenant fails to vacate and surrender the Temporary Premises as of the end of the Temporary Premises Term.

5.General Matters.  In the event that either Landlord or Tenant should bring suit for the possession of the Temporary Premises, for the recovery of any sum due under this Fourth Amendment, or because of the breach of any provision of this Fourth Amendment or for any other relief against the other, then the non-prevailing party shall be responsible for all costs and expenses, including reasonable attorneys' fees, incurred by the prevailing party, as determined and awarded by a court of competent jurisdiction.  The provisions of this Section 5 shall survive the expiration or sooner termination of this Fourth Amendment with respect to any claims or liability arising in connection with any event occurring prior to such expiration or termination.  This Fourth Amendment shall be construed and enforced in accordance with the laws of the State of California.

6.Landlord Supervision Fee.  Effective as of the date of this Fourth Amendment, Landlord and Tenant hereby acknowledge and agree that in connection with any ongoing and future Tenant controlled construction projects or Alterations (i.e., construction where Landlord does not retain the general contractor), the supervision fee for construction oversight by Landlord's third party manager Project Management Advisors, Inc. ("PMA") shall be $1.73 per rentable square foot of the Premises upon which such construction project or Alterations are being performed (the “Landlord Supervision Fee”), which Landlord Supervision Fee shall supersede any contrary provisions contained in the Lease, including the three percent (3%) fee due by Tenant

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to Landlord with respect to the Tenant Improvements for the Third Expansion Premises set forth in the Third Amendment.

7.Brokers.  Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Fourth Amendment other than Newmark Cornish & Carey and CBRE, Inc. (the “Brokers”), and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Fourth Amendment.  Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, costs and expenses (including without limitation reasonable attorneys' fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of the indemnifying party’s dealings with any real estate broker or agent, other than the Brokers, occurring by, through, or under the indemnifying party.  The terms of this Section 7 shall survive the expiration or earlier termination of the term of the Lease, as hereby amended.

8.No Further Modification.  Except as set forth in this Fourth Amendment, all of the terms and provisions of the Lease shall remain unmodified and in full force and effect.

IN WITNESS WHEREOF, this Fourth Amendment has been executed as of the day and year first above written.

LANDLORD:

HAYWARD POINT EDEN I LIMITED PARTNERSHIP,
a Delaware limited partnership

By:HCP Estates USA Inc.,
a Delaware corporation,
its General Partner

By:/s/ Scott Bohn

Name: Scott Bohn

Its: Senior Vice President

TENANT: ARCUS BIOSCIENCES, INC., a Delaware corporation By: /s/ Juan Jaen Name: Juan Jaen Its: President

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EXHIBIT A

TEMPORARY PREMISES

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